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EXHIBIT 99.1


PRESS RELEASE:

                  American Banknote Corporation Recapitalizes;
                 Emerges from Bankruptcy Effectively Debt-Free

Apr 11 at 11:57

ENGLEWOOD CLIFFS, N.J.--(BUSINESS WIRE)--April 11, 2005--American Banknote Corporation announced that its Plan of Reorganization ("Plan") had been confirmed on Friday, April 8, 2005, by the United States Bankruptcy Court in Delaware. The Company, which traces its founding to 1795 and American patriot Paul Revere, is one of the world's leading suppliers of high-security documents, services and systems. Under the terms of the reorganization, and based upon the elections made by debt holders, American Banknote Corporation's debt will be reduced to only about $1,000,000, down from over $108,000,000 previously. At the same time, the Company raised an additional $16,000,000 of cash, in the form of new private equity investments. As a consequence, the restructured Company is expected to have approximately $120,000,000 of net equity value, on a pro forma basis. The Company expects its interest expense to decrease 99%, from more than $10,000,000 in 2004 to less than $100,000 per year on a prospective basis. Through the reorganization, the former holders of ABN's 10 3/8% debentures will own approximately 79% of the equity, the new private equity investors will own approximately 19% of the equity, and the balance will be distributed to the former equity holders. The Company will also cease to be publicly registered and traded, and will operate as a private company. According to American Banknote's Chairman and Chief Executive Officer, Steven Singer, "as ABN commemorates its 210th anniversary, we now have even greater cause to celebrate! Unlike previous efforts to strengthen ABN's financial condition, this restructuring does not merely represent a short-term improvement, but a genuine long-term 'fix' of our capital structure." Adds Singer, "With virtually no debt, substantial cash, and flourishing operating businesses, ABN finally has the resources once again to invest in products, technologies, and/or strategic acquisitions - the kind of investment upon which the Company has historically thrived."

EDITOR'S NOTE: American Banknote Corporation is a holding company, which operates through its subsidiary companies. Its major subsidiaries are The American Bank Note Company, based in Trevose, Pennsylvania, American Bank Note Limitada, based in Rio de Janeiro, Brazil, CPS Technologies, based in Lyon, France, and Transtex, based in Buenos Aires, Argentina. ABN is also the largest minority investor in Leigh-Mardon, based in Melbourne, Australia.


CONTACT: American Banknote Corporation
David Kober, Tel: (201) 568-4400
Fax: (201) 568-4577
kober@americanbanknote.com

KEYWORD: NEW JERSEY Finance
INDUSTRY KEYWORD: BANKING
SOURCE: American Banknote Corporation
Copyright Business Wire 2005

(END) Dow Jones Newswires
04-11-05 1157ET

Company Symbols: ABNTQ
Subject Codes: I/ICS I/PNT I/SVC N/DJIN N/DJN N/DJWB N/CNW N/DJWI N/PRL N/TPCT M/IDU M/NND M/TPX P/TAP R/NJ R/NME R/US R/USE